                                                                     Exhibit 2.1


                               RESTRUCTURING PLAN
                                       OF
                          PRESIDENTIAL MORTGAGE COMPANY
                                       AND
                        PACIFICAMERICA MONEY CENTER, INC.

         This Restructuring Plan (the "Plan") is adopted as of May 1, 1996 by Presidential Mortgage Company, a California limited partnership (the "Partnership"), and Pacific United Group, Inc., a Delaware corporation (the "Corporation"), with reference to the following facts:

         A. The Partnership, which is currently the sole stockholder of the Corporation, desires to transfer all of its assets and liabilities to the Corporation in exchange for common stock of the Corporation (the "Common Stock") and cash to the extent necessary to pay limited partners of the Partnership ("Limited Partners") who elect a cash out option (the "Cash Out Option"), as described in Section 3 hereof, subject to the terms and conditions described herein. The Corporation desires to accept all of the assets and liabilities of the Partnership, and to carry on the businesses of the Partnership, subject to the terms and conditions described herein.


         B. Upon receipt of the Common Stock and cash from the Corporation, the Partnership desires to distribute such Common Stock to the general partner of the Partnership (the "General Partner") and all of the Limited Partners of the Partnership, pro rata in accordance with their respective Capital Accounts, as defined in the Agreement of Limited Partnership of the Partnership, as amended and currently in effect (the "Partnership Agreement").


         C. The Partnership intends to submit the Plan for approval of the Limited Partners in accordance with Section 16 of the Partnership Agreement, pursuant to a Proxy Statement/Prospectus (the "Proxy") which was filed by the Corporation on November 24, 1995 with the Securities and Exchange Commission ("SEC") as part of a Registration Statement on Form S- 4 (the "Registration Statement"), as it may be amended from time to time hereafter, in substantially the form in which such Proxy is amended as of the date the Registration Statement is declared effective by the SEC.

         D. The completion of the Plan is contingent upon, and must occur concurrently with, the closing of a rights offering (the "Rights Offering") and a public offering (the "Public Offering") of additional shares of Common Stock by the Corporation, and the satisfaction of the other conditions referred to in
Section 5 hereof.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Transfer of Assets and Liabilities of the Partnership to the Corporation.

         (a) Effective as of the closing date of the Public Offering (the "Closing Date"), subject to the satisfaction of all of the terms and conditions of this Agreement, the Partnership shall transfer to the Corporation all of its assets, both tangible and intangible, including all of the loans receivable and collateral securing such loans, accounts receivable, leasehold interests, and all tangible and intangible property of the Partnership, of any kind whatsoever. The transfer and assignment of assets shall be without recourse, representation or warranty of the Partnership. If the Partnership shall, subsequent to the Closing Date, receive (a) any cash, securities or other property distributed or paid under or pursuant to any of the assets transferred, the Partnership shall accept the same as the Corporation's agent for such limited purpose and hold the same in trust for such limited purpose on behalf of and for the benefit of the Corporation, and shall deliver the same promptly to the Corporation in the same form in which it is received, with the endorsement (without recourse, representation or warranty) of the Partnership when necessary or appropriate.

         (b) Effective as of the Closing Date, the Corporation shall assume, as successor-in-interest to the Partnership, all known and unknown, fixed and contingent, liabilities and obligations of the Partnership, including the contingent obligation to indemnify the General Partner and any of its officers, directors, employees or agents, for any liabilities incurred by any such persons in connection with their actions on behalf of the Partnership, to the extent provided in Section 27 of the Partnership Agreement.

         2. Issuance of Common Stock. In consideration for the transfer of all assets and liabilities of the Partnership to the Corporation, the Corporation will issue to the Partnership an amount of shares of Common Stock of the Corporation equal to the Net Tangible Equity of the Partnership (as defined below), as of the last day of the month preceding the Closing Date, divided by 10, provided that such number of shares shall not be less than 890,000, less the shares that would otherwise be issued to Limited Partners electing the Cash Out Option in accordance with Section 3 hereof. Net Tangible Equity shall be determined as the Partnership's total assets, as adjusted for an increase of $1,185,000 from the repayment of a portion of the debt which the Partnership anticipates will be owed to the General Partner by the Partnership as of May 31, 1996, $385,000 of which will be used by the General Partner to purchase warrants (the "General Partner Warrants") as described in the Proxy and $800,000 of which will be used by the General Partner to purchase Common Stock in the Rights Offering, minus total liabilities, goodwill and capitalized organization costs of the Partnership, except capitalized costs of the Public Offering and the Rights Offering.

         3. Cash Out Option. Every Limited Partner shall have the right to elect to receive cash from the Corporation in lieu of shares of Common Stock, in an amount equal to $10 for each share of Common Stock that would otherwise be issued to that Limited Partner based upon his, her or its Capital Account in the Partnership. The method of election of the Cash Out Option shall be as provided in the Proxy and the Ballot which accompanies the Proxy. The Corporation shall increase the number of shares to be offered in the Public Offering by an amount equal to the shares that would otherwise have been issued to Limited Partners electing the Cash Out Option.

         4. Distribution of Common Stock and Cash to Partners. Within two days following the Closing Date, the Partnership will make a distribution of the Common Stock to be issued by the Corporation in accordance with Section 2 hereof, pro rata to the General Partner and all of the Limited Partners (other than those who elect the Cash Out Option) in accordance with their respective Capital Accounts, as determined in accordance with Section 12 of the Partnership Agreement. Any fractional shares resulting from the allocation of shares shall be sold by the Corporation in the Public Offering, and the net proceeds distributed to each of the Partners in accordance with their respective fractional interests. Limited Partners who elect the Cash Out Option shall receive cash in the amount specified in Section 3 hereof concurrently with the distribution of Common Stock to the other Partners.

         5. Conditions to Completion of Plan. The Plan shall be completed only if the following conditions are met:

         (a) Limited Partners holding at least 51% of the total Capital Contributions (as defined in the Partnership Agreement) of all Limited Partners (not including the Capital Contributions of the General Partner with respect to its general partner and limited partner interests in the Partnership) vote to approve the Plan, as required by Section 16 of the Partnership Agreement;

         (b) minimum market capitalization (total outstanding shares of common stock times the price per share of common stock sold in the Public Offering) of at least $16.9 million is achieved as a result of the Rights Offering and the Public Offering;

         (c) The Common Stock is approved for listing on the NASDAQ National Market ("NNM"), the American Stock Exchange ("AMEX") or the Pacific Stock Exchange ("PSE");

         (d) NatWest Bank, N.A. (the "Bank") consents to the completion of the Plan;

         (e) The Federal Deposit Insurance Corporation ("FDIC") consents to the change in control of Pacific Thrift as a result of the Plan;

         (f) There is no moratorium resulting from federal or state legislative action that would prohibit the completion of the Plan;

         (g) In the judgment of the General Partner, there is no material adverse change in the business or prospects of the Partnership; and

         (h) There is no injunction or court order relating to the Plan that would have a material adverse effect upon the Corporation or which would prevent the completion of the Plan.


         None of the conditions specified in paragraphs 2(a), (b), (c), (d) or
(e) above may be waived, except with respect to the listing of the Common Stock on the NNM, AMEX or PSE, which may only be waived if the waiver has been disclosed to the Limited Partners and, after the disclosure thereof, the Limited Partners have approved, by vote of Limited Partners holding at least 51% of the total Capital Contributions in the Partnership (excluding all Capital Contributions of the General Partner with respect to its general partner and limited partner interests), the completion of the Plan notwithstanding the failure of the Common Stock to be approved for listing on the NNM, AMEX or PSE. Any one or more of the conditions specified in paragraphs 5(f), (g) or (h) may be waived by the General Partner in its sole discretion.


         6. Additional Assignment and Transfer Documents. Upon and after the Closing Date, the Partnership shall execute such additional assignment and transfer documents as shall be necessary to reflect the assignment and transfer of all Partnership accounts, loan receivables, and all other assets, to the Corporation, effective as of the Closing Date.

         7. Indemnification. In the event the Plan is completed in accordance with the terms hereof, the Corporation shall defend, indemnify and hold harmless the Partnership, the General Partner, and each officer, director, employee and any other person who controls the Corporation, the Partnership or the General Partner ("controlling person") within the meaning of the Securities Act of 1933 (each such entity or person referred to herein as an "indemnified party"), from and against any claims, losses, obligations and liabilities, whether arising from the prior conduct of the business of the Partnership, any action taken by any indemnified party in connection with the Plan or any other actions taken in good faith by any indemnified party on behalf of the Partnership, the Corporation or the General Partner believed by such indemnified party to be in the best interests of the Partnership, the Corporation or the General Partner. In the event the Plan is not completed for any reason, the Partnership shall defend, indemnify and hold harmless the General Partner, and each officer, director, employee and any other person who controls the General Partner ("controlling person") within the meaning of the Securities Act of 1933 (each such entity or person referred to herein as an "indemnified party"), from and against any claims, losses, obligations and liabilities, whether arising from any action taken in good faith by any indemnified party in connection with the Plan, to the extent provided in the Partnership Agreement.

         8. Expenses. In the event the Restructuring Plan is completed in accordance with the terms hereof, the Corporation shall pay all expenses of the Plan, including all expenses of soliciting the consent of Limited Partners to the Plan and all expenses of the Rights Offering and the Public Offering. In the event the Plan is not completed for any reason, the Partnership shall pay all expenses of the Plan, the Rights Offering and the Public Offering.

         9. Miscellaneous.

         a. Applicable Law. This Plan shall, in all respects, be governed by the laws of the State of California applicable to agreements executed and to be wholly performed within California, except that, with respect to matters of law concerning the internal corporate affairs of the Corporation, the Delaware General Corporation Law shall govern.

         b. Further Assurances. The Partnership and the Corporation shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder to carry out the intent of this Plan.

         c. Modifications or Amendments. No amendment, change or modification of this Plan shall be valid, unless in writing and signed by the General Partner on behalf of the Partnership and, if the amendment constitutes a material change from the terms of the Plan presented for the vote of the Limited Partners in the Proxy, such amendment shall require the further vote of the Limited Partners in accordance with the voting requirements of the Partnership Agreement.

         d. Successors and Assigns. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

         e. Survival. The agreements of the parties contained herein shall survive the consummation of the transactions contemplated hereby.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly executed authorized officer as of the date first above written.

                                     PRESIDENTIAL MORTGAGE COMPANY,
                                     a California limited partnership

                                By:
                                     -------------------------------
                                     Joel R. Schultz,  President
                                     Presidential Services Corporation,
                                     general partner of Presidential
                                     Management Company, general partner
                                     of the Partnership

                                     PACIFICAMERICA MONEY CENTER, INC.,
                                     a Delaware corporation

                                By:
                                     ------------------------------
                                     Joel R. Schultz, President